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                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                GUPTA CORPORATION


     UMANG P. GUPTA and CRAIG W. JOHNSON certify that:

     1. They are the President and Secretary, respectively, of GUPTA CORPORATION, a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                      "I.

     The name of this corporation is GUPTA CORPORATION.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     (a) This corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The total number of shares which this corporation shall have authority to issue is Sixty-Two Million (62,000,000), with par value of $0.01 per share. The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is Sixty Million (60,000,000). Upon the filing of these Amended and Restated Articles of Incorporation, each outstanding share of Common Stock, no part value, shall be reconstituted as one share of Common Stock, $.01 par value.

     (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation to determine or alter the rights, preferences, privileges or restrictions stated in these Articles of Incorporation; to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the

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designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      IV.

     Section 1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise, in excess of the indemnification otherwise permitted by such Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     Section 3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. At the time of shareholder approval, the total number of outstanding shares of Common Stock of the corporation was 4,649,355, the total number of outstanding shares of Series A Preferred Stock of the corporation was 1,220,908, the total number of outstanding shares of Series B Preferred Stock of the corporation was 1,208,000, and the total number of outstanding shares of Series C Preferred Stock of the corporation was 1,657,500. All outstanding shares of Series A, Series B and Series C Preferred Stock have converted into shares of Common Stock in accordance with their terms. The corporation has no other class of securities outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The

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percentage vote required was more that 50% of the Common Stock and more than
50% of the Preferred Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment and Restatement of Articles of Incorporation are true of our own knowledge. Executed at Palo Alto, California on February 9, 1993.

                              /s/ Umang P. Gupta
                              ----------------------
                              UMANG P. GUPTA, President


                              /s/ Craig W. Johnson
                              ----------------------
                              CRAIG W. JOHNSON, Secretary

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                          CERTIFICATE OF AMENDMENT OF

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                             OF GUPTA CORPORATION

                           A CALIFORNIA CORPORATION


     The undersigned, Samuel Inman and Richard Heaps, hereby certify that:

     1. They are the duly elected and acting President and Chief Executive Officer and Assistant Secretary, respectively, of said corporation.

     2. Article I of the Amended and Restated Articles of Incorporation of said corporation shall be amended in its entirety to read in full as follows:

                                  "ARTICLE I

     The name of this corporation is Centura Software Corporation."

     3. The foregoing amendment of Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 12,622,467 shares of Common Stock. There are no shares of any series of Preferred Stock outstanding as of the date hereof. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

     The undersigned declare under penalty or perjury that the matters set forth in the foregoing certificate are true of their own knowledge. Executed at Palo Alto, California on September 24, 1994.


                                    /s/ Samuel Inman
                                   -----------------------------------
                                   Samuel Inman, President and
                                       Chief Executive Officer


                                    /s/ Richard Heaps
                                   -----------------------------------
                                   Richard Heaps, Assistant Secretary